UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/11/2010

INNOSPEC INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-13879

Delaware	98-0181725
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, UK
(Address of principal executive offices, including zip code)

011 44 151 355 3611
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On January 11, 2010, Innospec Limited (a UK operating subsidiary of Innospec Inc., the "Company") and the UK tax authorities ("HMRC") entered into an agreement settling certain ongoing tax disputes between the Company and HMRC (the "Agreement"), for the sum of approximately GBP3.9 million (approximately $6.5 million) gross value, which the Company anticipates paying in the first quarter of 2010.

As previously disclosed in the Company's periodic disclosure reports filed with the U.S. Securities and Exchange Commission, the Company has been in ongoing discussions with HMRC with regard to resolving certain disagreements pertaining to the Company's position on certain transfer pricing policies and other UK tax positions. The Agreement finalizes all but one outstanding issue between the Company and HMRC, which is the subject of ongoing discussions.

In addition, the Company is continuing discussions with HMRC with regard to possible UK tax implications of any potential settlement arising from the Oil for Food and related Foreign Corrupt Practices Act investigations which the Company has previously disclosed in its periodic disclosure reports. The eventual outcome of these matters and any UK tax implications, along with the outstanding issue mentioned above, is uncertain and may have a favorable or adverse material impact on the Company's results of operations, financial position and cash flows.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOSPEC INC.

Date: January 14, 2010	By:	/s/ Andrew Hartley
Andrew Hartley
Vice President & General Counsel